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PNC BANK CORP. AND SUBSIDIARIES                                    EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
  TO FIXED CHARGES

                                                                                      Year ended December 31
                                               Six Months ended    --------------------------------------------------------------
Dollars in thousands                              June 30, 1996         1995         1994         1993         1992         1991
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
EARNINGS
Income before taxes and cumulative effect
  of changes in accounting principles                  $745,816     $627,012   $1,209,916   $1,140,487     $787,994     $(38,578)
Fixed charges excluding interest on deposits            573,583    1,487,279    1,104,573      704,228      582,854      613,590
                                                    ----------------------------------------------------------------------------
   Subtotal                                           1,319,399    2,114,291    2,314,489    1,844,715    1,370,848      575,012
Interest on deposits                                    722,874    1,551,816    1,159,242    1,005,658    1,546,576    2,739,565
                                                    ----------------------------------------------------------------------------
   Total                                             $2,042,273   $3,666,107   $3,473,731   $2,850,373   $2,917,424   $3,314,577
                                                    ----------------------------------------------------------------------------

FIXED CHARGES
Interest on notes and debentures                       $337,402     $620,415     $556,432     $316,031     $201,977     $137,323
Interest on borrowed funds                              220,159      834,654      514,133      360,288      353,633      449,107
Amortization of notes and debentures                        408          927        1,761        1,418        1,505        1,119
Interest component of rentals                            15,614       31,283       32,247       26,491       25,739       26,041
                                                    ----------------------------------------------------------------------------
   Subtotal                                             573,583    1,487,279    1,104,573      704,228      582,854      613,590
Interest on deposits                                    722,874    1,551,816    1,159,242    1,005,658    1,546,576    2,739,565
                                                    ----------------------------------------------------------------------------
   Total                                             $1,296,457   $3,039,095   $2,263,815   $1,709,886   $2,129,430   $3,353,155
                                                    ============================================================================

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                             2.30x        1.42x        2.10x        2.62x        2.35x         .94x
Including interest on deposits                             1.58         1.21         1.53         1.67         1.37          .99
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